Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258275 on Form S-8 of our report dated February 24, 2023 relating to the consolidated financial statements of PowerSchool Holdings, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Sacramento, California

February 24, 2023